As filed with the Securities and Exchange Commission on July 1, 2025

Registration No. 333-258702

Registration No. 333-275364

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-258702

FORM S-3 REGISTRATION STATEMENT NO. 333-275364

UNDER

THE SECURITIES ACT OF 1933

INOZYME PHARMA, INC.

(Exact Name of Registrant As Specified In Its Charter)

Delaware	38-4024528
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

321 Summer Street, Suite 400

Boston, Massachusetts, 02210

(857) 330-4340

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

G. Eric Davis

President

Inozyme Pharma, Inc.

321 Summer Street, Suite 400

Boston, Massachusetts, 02210

(857) 330-4340

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jamie Leigh, Esq.

Ben Beerle, Esq.

Chadwick Mills, Esq.

Siana Lowrey, Esq.

Cooley LLP

3 Embarcadero Center

20th Floor

San Francisco, CA 94111

(415) 693-2000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-3 (each a “Registration Statement” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Inozyme Pharma, Inc., a Delaware corporation (the “Registrant”) and is being filed to deregister any and all securities that remain unsold or otherwise unissued as of the date hereunder under such Registration Statements:

•

Registration Statement on Form S-3 (No. 333-258702), which was filed on August 11, 2021 and declared effective by the SEC on August 23, 2021, in relation to the registration of up to $200,000,000 in aggregate principal amount of the Registrant’s common stock, par value $0.0001 per share, preferred stock, par value $0.0001 per share, debt securities, depositary shares, subscription rights, warrants and units.

•

Registration Statement on Form S-3 (No. 333-275364), which was filed on November 7, 2023 and declared effective by the SEC on November 15, 2023, in relation to the registration of up to $300,000,000 in aggregate principal amount of the Registrant’s common stock, par value $0.0001 per share, preferred stock, par value $0.0001 per share, debt securities, depositary shares, subscription rights, warrants and units.

On May 16, 2025, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with BioMarin Pharmaceutical Inc., a Delaware corporation (“Parent”), and Incline Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on July 1, 2025, Merger Sub merged with and into the Registrant with the Registrant surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all of the offerings and sales of the Registrant’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance under the Registration Statements but remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof, and each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments No. 1 to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Rafael, California, on July 1, 2025.

Inozyme Pharma, Inc.

By:	/s/ G. Eric Davis
Name:	G. Eric Davis
Title:	President

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.